UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BRAEMAR HOTELS & RESORTS INC.

(Name of Registrant as Specified in Its Charter)

BRANCOUS, LP1

BRANCOUS INVESTMENTS CORPORATION

ALEJANDRO MALBRAN

OLIVER CORLETTE

RONALD DAVIES

ANDREW FLEISS

MICHAEL LITWIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY—SUBJECT TO COMPLETION

DATED OCTOBER 14, 2026

2026 ANNUAL MEETING OF STOCKHOLDERS

OF

BRAEMAR HOTELS & RESORTS INC.

_________________________

PROXY STATEMENT

OF

BRANCOUS, LP1

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE UNIVERSAL PROXY CARD TODAY

Brancous, LP1, a limited partnership organized under the laws of Ontario, Canada (“Brancous,” “we,” “our” or “us”), and the other Participants (as defined below) are furnishing this proxy statement (this “Proxy Statement”) and the accompanying BLUE universal proxy card to the stockholders of Braemar Hotels & Resorts Inc., a Maryland corporation (“Braemar” or the “Company”), in connection with our solicitation of proxies for use at the Company’s 2026 annual meeting of stockholders. The Company has announced that the meeting will be held on December 21, 2026. References to the “Annual Meeting” include any adjournment, postponement, continuation or rescheduling of that meeting and any other meeting of stockholders held in lieu of it. The Company’s principal executive offices are located at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.

Brancous has been a stockholder of the Company since September 2023. It beneficially owns 650,010 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing approximately 0.9% of the outstanding shares of Common Stock (based on 68,679,318 shares outstanding as of August 4, 2026, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026).

We are soliciting proxies to elect five highly qualified director candidates—Oliver Corlette, Ronald Davies, Andrew Fleiss, Michael Litwin and Alejandro Malbran (each, a “Nominee” and together, the “Nominees”)—to the Company’s Board of Directors (the “Board”), each to hold office until the Company’s 2027 annual meeting of stockholders and until his successor is duly elected and qualifies. The Company is ending its external advisory relationship with Ashford Inc., selling hotels and deciding how to use the proceeds. We believe that work should be overseen by directors who are independent of Ashford Inc. and of the directors who oversaw the Company’s arrangements with it, and who answer to the Company’s stockholders.

We expect the following proposals to be presented at the Annual Meeting:

1. to elect five directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualifies (“Proposal 1”);

2.to ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal 2”);

3.to approve, on an advisory basis, the compensation of the Company’s named executive officers (“Proposal 3”); and

4.to transact such other business as may properly come before the Annual Meeting.

Brancous anticipates the Company will nominate five candidates for election at the Annual Meeting (the “Company Nominees”). As required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our BLUE universal proxy card lists all of the Nominees and all of the Company Nominees. Because five directors are to be elected, you may vote “FOR” up to five candidates in total, in any combination of Nominees and Company Nominees. If all five Nominees are elected, they will constitute a majority of the Board.

IF YOU MARK “FOR” MORE THAN FIVE CANDIDATES IN PROPOSAL 1, ALL OF YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED. IF YOU MARK “FOR” FEWER THAN FIVE CANDIDATES, YOUR SHARES WILL BE VOTED “FOR” ONLY THE CANDIDATES YOU HAVE MARKED. IF YOU SIGN AND RETURN THE BLUE UNIVERSAL PROXY CARD WITHOUT MARKING ANY VOTE ON PROPOSAL 1, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE FIVE NOMINEES AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES.

WE RECOMMEND THAT YOU VOTE “FOR” EACH OF THE FIVE NOMINEES AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES ON THE BLUE UNIVERSAL PROXY CARD. We make no recommendation on Proposal 2 or Proposal 3. The treatment of each proposal on an unmarked card is described under “Proposal 1,” “Proposal 2” and “Proposal 3.”

The Company contends that our nominations are invalid. By letter dated October 5, 2026, the Company’s counsel asserted that Brancous’s notice of nomination is deficient under the Company’s Fifth Amended and Restated Bylaws (as amended, the “Bylaws”) and that Brancous is “not entitled to nominate any individuals for election to the Board.” We believe our notice was timely and materially complete. We delivered a supplement to it on October 7, 2026, and we intend to take all appropriate action, including seeking relief from a court of competent jurisdiction, to ensure that stockholders may vote for the Nominees. If the Company’s position were to prevail, votes cast for the Nominees could be disregarded. See “Questions and Answers—What happens if the Company refuses to recognize the Nominees?”

The Board has fixed the close of business on September 30, 2026 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). According to the Company’s proxy statement, as of the Record Date there were outstanding [__] shares of Common Stock, [__] shares of Series E Redeemable Preferred Stock (the “Series E Preferred Stock”) and [__] shares of Series M Redeemable Preferred Stock (the “Series M Preferred Stock”), which vote together as a single class on the election of directors, with one vote per share. Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.

Brancous intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the election of the Nominees, as required by Rule 14a-19(a)(3) under the Exchange Act.

This solicitation is being made by Brancous and the other Participants and not on behalf of the Board or management of the Company. We are not aware of any other matters to be brought before the Annual Meeting. If any matter that we do not know of a reasonable time before this solicitation is properly brought before the Annual Meeting, the persons named as proxies on the BLUE universal proxy card will vote on it in their discretion, to the extent permitted by Rule 14a-4(c)(3) under the Exchange Act.

This Proxy Statement and the BLUE universal proxy card are first being sent or given to stockholders on or about October 28, 2026.

If you have already voted using a proxy card or voting instruction form sent by the Company, you may change your vote by signing, dating and returning a later-dated BLUE universal proxy card, or by voting by internet or telephone as instructed on the BLUE universal proxy card or voting instruction form. Only your latest-dated proxy counts. You may revoke any proxy at any time before it is exercised at the Annual Meeting, as described under “Questions and Answers—Can I change my vote or revoke my proxy?”

If you have any questions or need help voting your shares, please contact our proxy solicitor, InvestorCom LLC, toll-free at (877) 972-0090 or by e-mail at proxy@investor-com.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: This Proxy Statement and the BLUE universal proxy card are available at www.icomproxy.com/BHR.

BACKGROUND OF THE SOLICITATION

The following is a chronology of the material events leading up to this solicitation.

•On September 22, 2023, Brancous first acquired shares of Common Stock.

•In or about the first quarter of 2025, Mr. Malbran sent an e-mail to the Board, including Monty J. Bennett, the Chairman of the Board; Richard J. Stockton, the Company’s President and Chief Executive Officer; and Alex Rose, then the Company’s Executive Vice President, General Counsel and Secretary. The e-mail suggested that the Company seek approximately $75 million in connection with the termination of the Advisory Agreement. Mr. Stockton replied that he believed the figure was low. Mr. Malbran also exchanged calls and e-mails with Mr. Stockton about the Advisory Agreement, the calculation of the termination fee and potential alternatives for addressing it, including internalization of management, a sale of the Company and a legal challenge to the agreement, as well as a potential transaction involving the Company.

•On October 17, 2025, Brancous delivered notice to the Company nominating Messrs. Corlette, Davies, Fleiss, Litwin and Malbran for election at the Company’s 2025 annual meeting of stockholders. By letter dated October 30, 2025, the Company, through its counsel, White & Case LLP, rejected the notice as deficient under the Bylaws.

•On November 25, 2025, Brancous delivered to the Board a written, non-binding proposal to acquire all outstanding shares of Common Stock not owned by Brancous for $4.00 per share in cash. The proposal contemplated a payment of $150 million to Ashford Inc. as the sole amount due in respect of the termination of the Company’s advisory agreement with Ashford Inc. and its affiliates (as amended, the “Advisory Agreement”). It anticipated that the Company’s preferred stock would be retired in accordance with its terms and stated that the transaction was not contingent on financing.

•On December 3, 2025, Brancous filed a verified complaint against the Company and its directors in the United States District Court for the District of Maryland, asserting claims under Section 14(a) of the Exchange Act and for breach of fiduciary duty arising from the rejection of its 2025 nominations. Brancous, LP1 v. Braemar Hotels & Resorts Inc., et al., No. 1:25-cv-03971-SAG (D. Md.).

•On December 8, 2025, White & Case responded on the Company’s behalf that the November 25 proposal was “not actionable.” The letter stated that the Company is contractually required to pay a $480 million termination payment under the Advisory Agreement upon the closing of the proposed transaction. It also stated that the proposal did not contemplate payment of the Company’s liabilities and therefore reflected a per-share price below the then-current trading price, and that it did not address Brancous’s funds or their sources. The letter invited a revised proposal.

•On December 9, 2025, Brancous delivered a revised proposal. It kept the price at $4.00 per share in cash, increased the contemplated payment to Ashford Inc. to $180 million, and reiterated that Brancous had funds readily available to close. On December 9 and December 11, 2025, Mr. Malbran also sent e-mails to Mr. Bennett. The Board did not accept either proposal (together, the “Acquisition Proposals”). No agreement was reached. Brancous has withdrawn both proposals, and neither remains outstanding.

•On December 11, 2025, the court denied Brancous’s motion for a temporary restraining order and preliminary injunction. The action remains pending.

•On December 15, 2025, the Company held its 2025 annual meeting of stockholders at which eight of the Company’s nine nominees were elected. The ninth, Stefani D. Carter, did not receive a majority of the votes cast in favor of her election and tendered her resignation under the Company’s director resignation policy. The Board rejected her resignation, and she continued to serve as a director.

•On December 22, 2025, the Company amended its August 26, 2025 letter agreement with Ashford Inc. governing termination payments under the Advisory Agreement. According to the Company’s Current Report on Form 8-K, under that letter agreement, as amended, the parties calculated the amounts due under the Advisory Agreement’s termination provisions at approximately $574.8 million and agreed to a discounted aggregate amount of $480 million, plus accrued fees, payable from net sale proceeds before any other payments, dividends or distributions are made.1

•On March 11, 2026, the Company sued Brancous, Mr. Malbran and other defendants in the United States District Court for the District of Maryland. As against Brancous and Mr. Malbran, the Company asserts claims under Sections 13(d), 14(a) and 20(a) of the Exchange Act and a state-law claim for tortious interference. Braemar Hotels & Resorts Inc. v. Ghassemieh, et al., No. 1:26-cv-01041-SAG (D. Md.). Brancous and Mr. Malbran deny the claims. Their motion to dismiss, filed May 29, 2026 and fully briefed as of June 26, 2026, remains pending.

•On June 12, 2026, the Company announced the conclusion of its strategic review and a plan to terminate the Advisory Agreement and become self-managed. It stated that five new independent directors would be added to the Board, that the reconstituted Board would have an independent Chairman, and that all existing directors other than Mr. Stockton would step down at the termination of the Advisory Agreement.2

•On July 14, 2026, the Company completed the sale of The Ritz-Carlton Sarasota, Hotel Yountville and Bardessono Hotel and Spa for a combined $437.5 million. On August 12, 2026, it completed the sale of the Pier House Resort & Spa for $190.0 million.3

1Company Current Report on Form 8-K filed December 23, 2025 (Item 1.01), and the amendment filed as Exhibit 10.3 to that report.

2Company press release dated June 12, 2026, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 12, 2026.

3Company Current Reports on Form 8-K filed July 16, 2026 and August 17, 2026 (Item 2.01). The Company’s press release dated October 8, 2026 gives the Pier House closing date as August 21, 2026; the Form 8-K reports August 12, 2026.

•On September 3, 2026, the Board set November 13, 2026 as the date of the Annual Meeting and September 30, 2026 as the Record Date. The Company announced those dates on September 4, 2026. Because the meeting was set more than 30 days before the anniversary of the 2025 annual meeting, the Bylaws required stockholder nominations to be delivered by 5:00 p.m., Eastern Time, on September 14, 2026, ten days after the announcement.

•On September 14, 2026, Brancous delivered to the Company’s Corporate Secretary, by e-mail before 5:00 p.m., Eastern Time, its notice nominating the Nominees and its notice under Rule 14a-19(b), with the notice and each of its exhibits linked to that e-mail, with a courtesy copy mailed the same day. On the same day, Al Shams Investments Limited (“Al Shams”) announced that it had nominated five candidates for election at the Annual Meeting.

•On September 23, 2026, the Company announced that the Annual Meeting had been postponed to December 21, 2026.

•On September 29, 2026, the Company disclosed that it had agreed, on September 23, 2026, to sell the Four Seasons Resort Scottsdale for $372 million. On October 8, 2026, the Company stated that it expects that sale, which it expects to close on October 22, 2026, and planned refinancings to fund the remaining fees owed to Ashford Inc.4

•On October 5, 2026, the Company’s counsel wrote to Brancous asserting that its notice was deficient and invalid. The asserted grounds included that the notice was delivered by e-mail rather than physically at the Company’s principal executive office; that certain questionnaires and questionnaire supplements were incomplete; and that the notice did not adequately document Brancous’s record ownership, describe its holdings and the Acquisition Proposals, or describe the proposed solicitation.

•On October 6, 2026, the Company entered into a Cooperation and Settlement Agreement with Al Shams, the Company’s largest stockholder. Al Shams withdrew its nominations and agreed to standstill and voting commitments, and the parties settled their outstanding legal disputes.5

4Company Current Report on Form 8-K filed September 29, 2026 (Item 1.01); Company press release dated October 8, 2026, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed October 8, 2026.

5Company press release dated October 8, 2026. Company Current Report on Form 8-K filed October 8, 2026 (Item 1.01), and the Cooperation and Settlement Agreement filed as Exhibit 10.1 to that report.

•On October 7, 2026, Brancous delivered to the Company a supplement to its notice under Article I, Section 11(c)(1) of the Bylaws. The supplement responded to the matters raised in the October 5 letter without conceding any deficiency. It included re-executed questionnaires from each Nominee.

•On October 14, 2026, Brancous filed a preliminary version of this Proxy Statement with the Securities and Exchange Commission (the “SEC”).

REASONS FOR THE SOLICITATION

We are asking you to elect our five Nominees because we believe the Company’s stockholders need directors who are independent of Ashford Inc. and of the directors who oversaw the Company’s arrangements with it. Those directors would oversee the separation from Ashford, the remaining asset sales and the use of the proceeds.

Ashford Has First Claim on the Proceeds of the Company’s Asset Sales

The Company is externally advised by Ashford Inc. and its affiliates (together, “Ashford”) under the Advisory Agreement. Mr. Bennett, the Chairman of the Board, is also the Chairman and Chief Executive Officer of Ashford Inc. Under an August 2025 letter agreement with Ashford Inc., as amended in December 2025, the Company agreed to the terms on which Ashford will be paid when that relationship ends. The parties calculated the amounts due under the Advisory Agreement’s termination provisions at approximately $574.8 million. The Company agreed to pay a discounted aggregate amount of $480 million, plus accrued fees, from net sale proceeds “before any other payments, dividends or distributions are made.”6

The Company is selling hotels to meet that obligation. In 2026 it sold four hotels for a combined $627.5 million and agreed to sell a fifth for $372 million.7 It has said that these sales, together with planned refinancings, are expected to fund the remainder of the fees owed to Ashford.8 At the closing price of $1.65 on October 1, 2026, the market value of the 68,679,318 shares of Common Stock that the Company reported as outstanding on August 4, 2026 was approximately $113.3 million—less than one-quarter of the $480 million discounted fee alone.

Brancous believes stockholders are entitled to a Board that will independently confirm how those fees were calculated and authorized, and whether the Company has any basis to recover any portion of them. If elected, Mr. Malbran intends to advocate that the Board retain independent legal counsel and financial advisors to make that determination. We do not know whether any such claim exists, and we make no prediction about the outcome of that review.

The Directors Who Oversaw the Ashford Arrangements Should Not Choose Their Successors

In June 2026, the Company announced that it would terminate the Advisory Agreement and become self-managed. It said that five new independent directors would join the Board and that every current director other than Mr. Stockton would step down when the Advisory Agreement terminates.9 We support the end of the external advisory structure. But the Company Nominees were identified through a process overseen by the current Board—the same Board under which the Company agreed to the fee arrangement. Brancous believes stockholders, not the departing

6Company Current Report on Form 8-K filed December 23, 2025, and Exhibit 10.3 to that report. The quoted language appears in Item 1.01 of that report and in Section 1 of Exhibit 10.3.

7Company press release dated October 8, 2026, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed October 8, 2026; Company Current Reports on Form 8-K filed July 16, 2026, August 17, 2026 and September 29, 2026.

8Company press release dated October 8, 2026.

9Company press release dated June 12, 2026.

directors, should decide who oversees the rest of the separation, the remaining asset sales and the use of the proceeds.

Stockholders’ choice has also narrowed. On October 6, 2026, the Company settled with Al Shams, which had nominated its own slate. Al Shams withdrew its nominations and agreed to vote its shares in accordance with the Board’s recommendations.10 Under the settlement agreement, the Company agreed to pay Al Shams $25 million in consideration for the settlement of disputed claims and $15 million as reimbursement of its expenses, and Al Shams agreed to a standstill through October 6, 2036. Al Shams beneficially owned 6,513,000 shares of Common Stock, approximately 9.5% of the outstanding shares. The Company has stated that its net contribution to the settlement, after insurance proceeds and Ashford Inc.’s share, will be between $4 million and $6 million. The Company’s largest stockholder will therefore not cast an independent vote at the Annual Meeting. Every other stockholder’s vote matters more as a result.

Stockholders Have Borne the Cost

The Common Stock closed at $2.73 on September 30, 2025 and at $1.67 on September 30, 2026, a decline of approximately 40%.11 Over that period, the Company sold or agreed to sell six of its hotels.

The Board Has Resisted Stockholder Nominations Instead of Engaging With Them

The Board rejected Brancous’s nominations for the 2025 annual meeting, and in March 2026 the Company sued Brancous and Mr. Malbran. In September 2026, the Board set the Annual Meeting 32 days before the anniversary of the 2025 meeting. Under the Bylaws, that left stockholders ten days from the Company’s announcement to deliver nominations. The Board then postponed the meeting to December 21, 2026. On October 5, 2026, the Company asserted that Brancous is not entitled to nominate any candidate, on grounds that include that the notice was delivered to the Corporate Secretary by e-mail rather than physically at the Company’s offices. We disagree. We believe stockholders should decide who represents them.

Our Nominees Bring Independent Judgment and Directly Relevant Experience

Our Nominees bring experience that bears directly on the decisions now facing the Board:

•Oliver Corlette has acquired, developed, operated and sold luxury hospitality real estate, including the approximately €450 million Porto Montenegro marina, hotel and resort development.

•Ronald Davies has served as chief executive of an insurance group, as a public company audit committee member and risk committee chairman, and in management roles at Security Capital Group and Archstone Communities, a publicly traded REIT.

10Company press release dated October 8, 2026. Company Current Report on Form 8-K filed October 8, 2026 (Item 1.01), and the Cooperation and Settlement Agreement filed as Exhibit 10.1 to that report.

11Closing prices as reported by the NYSE.

•Andrew Fleiss has more than 25 years of experience in private equity and finance evaluating capital structures and governance, and has served on two public company audit committees.

•Michael Litwin is a controller in the travel and hospitality industry with experience preparing financial statements, leading SEC reporting and operating internal control over financial reporting.

•Alejandro Malbran brings the perspective of a long-term stockholder and has engaged directly with the Board and management on capital allocation, asset sales and the Advisory Agreement.

Except as disclosed in this Proxy Statement, the Nominees are not aware of any affiliation or relationship between any of them and the Company, its management, Ashford or the Company’s other service providers.

Our Priorities for the Board

Brancous believes the Board should pursue the following priorities, and Mr. Malbran, if elected, intends to advocate for them:

•an independent review of the Company’s strategic direction and its remaining portfolio;

•allocation of asset-sale proceeds and excess liquidity with the interests of common stockholders in mind, including consideration of meaningful distributions where appropriate;

•a review of the economics, process and documentation of the termination of the Advisory Agreement and related affiliated arrangements;

•stronger Board independence and accountability; and

•an evaluation of management and corporate structure based on performance and stockholder value.

These are Brancous’s priorities. The other Nominees have not committed to any particular plan, and no Nominee has agreed to pursue any course of action as a condition of his nomination. If elected, each Nominee would exercise his independent judgment as a director, consistent with his duties to the Company and its stockholders. There can be no assurance that the Board would pursue any of these priorities, or that any of them, if pursued, would increase stockholder value.

PROPOSAL 1—ELECTION OF DIRECTORS

According to the Company’s public filings, the Board currently consists of seven directors, each elected annually. Five directors are to be elected at the Annual Meeting, each to serve until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualifies. The Company has announced that all current directors other than Mr. Stockton will step down upon termination of the Advisory Agreement and that new independent directors will be added to the Board.

We are soliciting proxies to elect the five Nominees. Each Nominee has consented to being named in this Proxy Statement as a nominee and to serving as a director if elected. If all five Nominees are elected, they will constitute a majority of the Board. If the Nominees constitute less than a majority of the Board, there can be no assurance that the Board will take any action that any Nominee supports. There is also no assurance that any Company Nominee will serve as a director if one or more of the Nominees are elected.

The Nominees

The following table sets forth the name, age, business address and present principal occupation of each Nominee. Ages are as of the date of this Proxy Statement.

Name	Age	Business Address	Present Principal Occupation
Oliver Corlette	51	c/o Black Mountain Partners Limited, 1 Knightsbridge Green, London SW1X 7QA, United Kingdom	Founder and Managing Partner, Black Mountain Partners Limited
Ronald Davies	61	8200 Central College Road, New Albany, Ohio 43054	Chief Executive Officer, Drive Assurance Corp
Andrew Fleiss	48	c/o Korona Partners LLC, 150 Charles Street, New York, New York 10014	Member, Korona Partners LLC
Michael Litwin	37	c/o Virgin Voyages, 1000 South Pine Island Road, Suite 600, Plantation, Florida 33324	Vice President, Controller, Virgin Voyages
Alejandro Malbran	40	c/o Brancous, LP1, 56A Mill St E, Unit #290, Acton, Ontario L7J 1H3, Canada	Managing Partner, Brancous, LP1; Chief Executive Officer, Knidian Inc.

Oliver Corlette. Mr. Corlette has been the Founder and Managing Partner of Black Mountain Partners Limited, a London-based investment platform that invests in, develops and operates hospitality-led mixed-use destinations, since 2018. Since May 2026, he has served as a non-executive director of DCI Advisors Limited, an AIM-listed resort real-estate investment company. From 2006 to 2017, he was the Founding Managing Director of Porto Montenegro. There he led the approximately €450 million development of a luxury marina, five-star hotel and mixed-use resort from site acquisition and financing through construction, operations and the eventual sale of the investment to a sovereign wealth fund. He previously worked in private equity at Onex Investment Corporation (2000–2004) and in investment banking at The Goldman Sachs Group, Inc. (1998–2000). He holds an MBA from Harvard Business School. Brancous believes Mr. Corlette is qualified to serve as a director because of his experience acquiring, developing, operating and selling luxury hospitality real estate, his experience in capital allocation and the evaluation of asset dispositions, and his current public company board service. That experience bears directly on a luxury hotel REIT that is selling a substantial portion of its portfolio.

Ronald Davies. Mr. Davies has been the Chief Executive Officer of Drive Assurance Corp, a personal auto insurer, since 2026. From 2024 to 2026, he served as an independent director, a member of the Audit Committee and Chairman of the Risk Committee of First Acceptance Corp (OTC: FACO). From 2023 to 2026, he advised insurance companies and venture capital and private equity firms on investments in the property and casualty insurance sector. He was Chief Insurance Officer of Vivint Inc. from 2022 to 2023. He was President and Chief Executive Officer of Safe Auto Insurance Group from 2012, and a member of its board of directors from 2013, until its sale to Allstate in 2021. Earlier, he served as Senior Vice President, Product Management of Allstate (2010–2012) and as Chief Operating Officer and Chief Underwriting Officer of ICAT Holdings, LLC (2007–2010). He also held product-management and regional leadership roles at Progressive Insurance Company, co-founded Converge Services Group, LLC (SureDeposit.com), and worked at Security Capital Group Incorporated and its subsidiary Archstone Communities, a publicly traded REIT. He holds an MBA from Harvard Business School and is a graduate of the United States Military Academy. Brancous believes Mr. Davies is qualified to serve as a director because of his experience as a chief executive, his service on a public company audit committee and as chairman of a risk committee, and his REIT operating experience. That experience bears directly on the Board’s oversight of the Company’s financial reporting, risk management and asset sales.

Andrew Fleiss. Mr. Fleiss has more than 25 years of experience in private equity and finance. He has been a Member of Korona Partners LLC since 2019. He was a Partner of Hudson Ferry Capital from 2024 to 2026, a Managing Director of GP Investments from 2015 to 2019, a Principal of Liberty Partners from 2003 to 2015 and an Associate at UBS Warburg from 2000 to 2003. He has served as an independent director of GP-Act III Acquisition Corp. (NASDAQ: GPAT) since May 2024. Since September 2026, he has also served as a director of Ives Ultra AI Opportunities Inc. (NYSE: IVAI), a closed-end management investment company registered under the Investment Company Act of 1940. He served as an independent director of Rimini Street, Inc. (NASDAQ: RMNI) from October 2017 to June 2020. He served on the audit committees of GP-Act III Acquisition Corp. and Rimini Street, Inc. He holds a B.A. from Amherst College. Brancous believes Mr. Fleiss is qualified to serve as a director because of his experience evaluating public company financial statements, governance and capital structure as a private equity investor and as a public company audit committee member. That experience bears directly on the Board’s oversight of the Company’s capital allocation and the termination of its external advisory arrangements.

Michael Litwin. Mr. Litwin has been Vice President, Controller of Virgin Voyages, a travel and hospitality company, since April 2023. He was Controller of OpenStore from 2021 to 2023 and Corporate Controller of GOAT from 2020 to 2022. From 2017 to 2020, he held accounting leadership roles at Casper, where he led the accounting workstream for that company’s initial public offering. From 2016 to 2017, he was a Senior Accountant at Yext, Inc. He began his career at Deloitte and Ernst & Young. He holds a B.A. in Accounting from Queens College. Brancous believes Mr. Litwin is qualified to serve as a director because of his controller and accounting leadership experience, which includes preparing financial statements, leading a company through an initial public offering and its related SEC reporting, designing and operating internal control over financial reporting, and complying with the Sarbanes-Oxley Act. Combined with his current financial leadership role in the hospitality industry, that experience bears directly on the Board’s oversight of the Company’s financial reporting and controls during its portfolio dispositions.

Alejandro Malbran. Mr. Malbran has been the Managing Partner of Brancous since December 2023. Since October 2020 he has also been the Co-Founder and Chief Executive Officer of Knidian Inc., a healthcare technology company. From July 2018 until its sale in 2021, he was a co-founder and the Chief Executive Officer of Gradian Diagnostics Inc., a molecular diagnostics company. Before that, he spent more than ten years as a financial advisor, including at UBS Financial Services Inc. (2015–2018) and Merrill Lynch (2011–2015), advising individuals and family offices on investment strategy, portfolio management and asset allocation. As the controlling person of a stockholder that has held Common Stock since September 2023 and has engaged with the Board and management on the Company’s capital allocation, asset sales and external advisory arrangements, Mr. Malbran is directly familiar with the matters the Board is overseeing. Brancous believes Mr. Malbran is qualified to serve as a director because of his investment management and operating experience and his perspective as the controlling person of a stockholder. That experience bears directly on the Board’s oversight of the Company’s asset sales and the termination of its external advisory arrangements.

Independence

Brancous believes that each of Messrs. Corlette, Davies, Fleiss and Litwin would qualify as an “independent director” under the listing standards of the New York Stock Exchange (the “NYSE”). Mr. Malbran’s independence would be determined by the Board in light of his position as Managing Partner and controlling person of Brancous and the pending litigation between Brancous and the Company described below. None of the organizations described in the Nominees’ biographies is a parent, subsidiary or other affiliate of the Company.

Audit committee financial expertise

Brancous believes that each Nominee qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. Messrs. Corlette and Malbran acquired the relevant attributes through experience actively supervising persons engaged in the preparation and analysis of financial statements, and through overseeing and assessing the performance of companies with respect to the preparation and evaluation of financial statements in the course of their investment careers. Messrs. Davies and Fleiss acquired them through service on the audit committees of public companies and through experience overseeing and assessing the performance of companies and public accountants with respect to the preparation, auditing and evaluation of financial statements. Mr. Litwin acquired them through experience as a controller responsible for the preparation of financial statements and the design and operation of internal control over financial reporting.

Arrangements regarding the nominations

Mr. Malbran, on behalf of Brancous, approached each of Messrs. Corlette, Davies, Fleiss and Litwin about his willingness to serve as a nominee. Brancous selected each of them on the basis of the experience and qualifications described above, and each has consented in writing to be named as a nominee in this Proxy Statement and to serve as a director if elected. Brancous also nominated each of the Nominees for election at the Company’s 2025 annual meeting of stockholders. No Nominee has received or will receive any compensation, indemnification or other consideration from Brancous or Mr. Malbran in connection with his nomination or his service as a director if elected. Other than each Nominee’s written consent, there is no written agreement between Brancous and any Nominee. None of Messrs. Corlette, Davies, Fleiss or Litwin participated in the Acquisition Proposals or was aware of them before they were made.

Mr. Malbran, as Managing Partner and controlling person of Brancous, has an economic interest in Brancous and in the performance of its investment in the Common Stock. Other than those pre-existing arrangements, Mr. Malbran has no compensation or other arrangement with Brancous relating to his nomination or his service as a director if elected. Except as described in this Proxy Statement, there are no arrangements or understandings among the Participants or between any Participant and any other person under which any Nominee was selected, other than each Nominee’s consent to be named in this Proxy Statement and to serve if elected.

Interests of the Nominees

The Nominees may be deemed to have an interest in their nominations because of the compensation they would receive from the Company as directors if elected. We expect that the Nominees, if elected, would be indemnified for their service as directors to the same extent as the Company’s current directors under the Bylaws and the Company’s charter, and would be covered by the Company’s directors’ and officers’ liability insurance. According to the Company’s Annual Report on Form 10-K/A for 2025, non-employee directors receive an annual cash retainer of $55,000, meeting fees, and additional annual retainers for the Lead Director ($25,000) and the chairs of the Audit ($25,000), Compensation ($15,000), Nominating ($10,000) and Related Party Transactions ($15,000) Committees, and an annual equity award (paid in cash in lieu of equity for 2025).

Legal proceedings

Brancous is a party to two pending proceedings involving the Company, both in the United States District Court for the District of Maryland, and Mr. Malbran is a party to the second:

•Brancous, LP1 v. Braemar Hotels & Resorts Inc., et al., No. 1:25-cv-03971-SAG. Brancous commenced this action on December 3, 2025 by verified complaint against the Company and its directors, asserting claims under Section 14(a) of the Exchange Act and for breach of fiduciary duty arising from the Board’s rejection of Brancous’s nominations for the 2025 annual meeting. The court denied Brancous’s motion for a temporary restraining order and preliminary injunction on December 11, 2025. The action remains pending.

•Braemar Hotels & Resorts Inc. v. Ghassemieh, et al., No. 1:26-cv-01041-SAG. The Company commenced this action on March 11, 2026 against Brancous, Mr. Malbran and other defendants. As against Brancous and Mr. Malbran, the Company asserts claims under Sections 13(d), 14(a) and 20(a) of the Exchange Act and a state-law claim for tortious interference, all of which they deny. Their motion to dismiss, filed May 29, 2026 and fully briefed as of June 26, 2026, remains pending.

Other than these proceedings, there are no material proceedings in which any Nominee or any of his associates is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

Other information

No Nominee has a family relationship with any director, executive officer or person nominated to become a director or executive officer of the Company. During the past ten years, none of the events described in Item 401(f) of Regulation S-K has occurred with respect to any Nominee. No Nominee has adopted, modified or terminated a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement with respect to Company securities. No Nominee is or has been a director or executive officer of the Company. Additional information about the Nominees and the other Participants appears under “Certain Information Regarding the Participants” and in Annex I.

Substitute nominees

We do not expect that any Nominee will be unable to stand for election. If any Nominee is unable to serve or for good cause will not serve, the shares represented by the BLUE universal proxy card will be voted for a substitute nominee designated by Brancous, to the extent permitted by the Bylaws and applicable law. In that event, Brancous will promptly notify the Company as required by Rule 14a-19. It will also file and deliver supplemental proxy materials, including a revised proxy card, that identify the substitute, state whether he or she has consented to be named and to serve if elected, and include the information required by Schedule 14A.

Effect of a change in control of the Board

If all five Nominees are elected, they will constitute a majority of the Board. That could constitute a “change of control” or similar event under agreements and plans to which the Company is a party. Based on our review of the Company’s public filings, these include (a) the Advisory Agreement, under which a termination fee is payable upon certain change-of-control events, and the related letter agreement with Ashford Inc., under which the parties agreed to a fee of $480 million, plus accrued fees, upon a “Company Sale Transaction,” to the extent the Advisory Agreement has not been terminated before the Annual Meeting; and (b) the Company’s 2013 Equity Incentive Plan, under which a change of control includes the incumbent directors ceasing to constitute a majority of the Board, excluding for this purpose any director whose initial assumption of office results from an actual or threatened election contest. A change of control under these arrangements could trigger termination or other fees or accelerate the vesting of equity awards. The Company is externally advised and has disclosed no direct employment agreements with its executives, although it has agreed to reimburse Ashford for certain change-of-control obligations to Mr. Stockton. The Company’s most recent Form 10-Q does not disclose change-of-control provisions in its mortgage loans. Under some of these arrangements, the consequences may not apply if the incumbent Board approves the Nominees for purposes of the applicable definition. Brancous intends to ask the Board to do so. We cannot predict the full effect that the election of the Nominees would have on the Company’s contractual arrangements.

Vote required

Because more candidates have been nominated than there are seats to be filled, Brancous believes the election is a “contested election” under Article I, Section 7 of the Bylaws, in which directors are elected by a plurality of the votes cast. The five candidates who receive the most “FOR” votes will be elected. “WITHHOLD” votes and broker non-votes, if any, are not votes cast and will have no effect on the outcome, although shares voted “WITHHOLD” count toward a quorum. If the Company takes the position that the election is not contested because our nominations were not properly made, it may assert that each nominee must receive a majority of the votes cast to be elected.

WE RECOMMEND THAT YOU VOTE “FOR” EACH OF THE FIVE NOMINEES—OLIVER CORLETTE, RONALD DAVIES, ANDREW FLEISS, MICHAEL LITWIN AND ALEJANDRO MALBRAN—[AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES] ON THE ENCLOSED BLUE UNIVERSAL PROXY CARD.

[PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM]

The Company will disclose this proposal in its proxy statement.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company will disclose this proposal in its proxy statement.

OTHER MATTERS

Other than the proposals described in this Proxy Statement, we are not aware of any matter to be considered at the Annual Meeting. If any other matter that we do not know of a reasonable time before this solicitation is properly brought before the Annual Meeting, the persons named as proxies on the BLUE universal proxy card will vote on it in their discretion, to the extent permitted by Rule 14a-4(c)(3). The proxies may also vote in their discretion on matters incident to the conduct of the Annual Meeting, as permitted by Rule 14a-4(c)(7).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THIS SOLICITATION

Who is soliciting proxies?

Brancous and the other Participants: Brancous, Brancous Investments Corporation, the general partner of Brancous (“Brancous GP”), Mr. Malbran and each of the other Nominees (each, a “Participant” and together, the “Participants”). See “Certain Information Regarding the Participants.”

Who is entitled to vote?

Only holders of record of Common Stock, Series E Preferred Stock and Series M Preferred Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Stockholders who sold their shares before the Record Date, or who acquired shares without voting rights after the Record Date, may not vote those shares. Stockholders of record on the Record Date keep their voting rights even if they sell their shares after the Record Date, unless they also transfer those rights.

How many votes do I have?

Each share of Common Stock, Series E Preferred Stock and Series M Preferred Stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting. Cumulative voting is not permitted.

What is a universal proxy card, and how many candidates may I vote for?

Rule 14a-19 requires each side in a contested director election to use a universal proxy card that lists every duly nominated candidate. The BLUE universal proxy card lists the five Nominees and the five Company Nominees. Within each group, candidates are listed in alphabetical order by last name. You may vote “FOR” up to five candidates in total, in any combination of Nominees and Company Nominees.

•If you mark “FOR” more than five candidates, all of your votes on Proposal 1 will be invalid and will not be counted.

•If you mark “FOR” fewer than five candidates, your shares will be voted “FOR” only the candidates you have marked.

•If you sign and return the BLUE universal proxy card without marking any vote on Proposal 1, your shares will be voted “FOR” each of the five Nominees and “WITHHOLD” on each of the Company Nominees.

Stockholders should refer to the Company’s proxy statement for information about the Company Nominees, including the information required by Item 7 of Schedule 14A. The Company’s proxy statement and other documents the Company files with the SEC are available without charge on the SEC’s website at www.sec.gov.

How do I vote shares held of record?

If your shares are registered in your own name, please vote today by signing, dating and returning the enclosed BLUE universal proxy card in the postage-paid envelope provided, or by voting by internet or telephone by following the instructions on the BLUE universal proxy card. Executing and delivering a proxy will be presumed to be a proxy with respect to all shares held of record by you unless the proxy specifies otherwise. You may also attend the Annual Meeting and vote in person / online.

How do I vote shares held in “street name”?

If you hold your shares through a broker, bank, dealer, trust company or other nominee, only that nominee can vote your shares, and only on your specific instructions. Please follow the instructions on the enclosed BLUE voting instruction form, which may permit you to give instructions by internet or telephone. To vote at the Annual Meeting, you must obtain a “legal proxy” from your nominee. We also urge you to confirm your instructions in writing to the person responsible for your account and to send a copy to InvestorCom LLC at 19 Old Kings Highway S., Suite 130, Darien, Connecticut 06820, or proxy@investor-com.com, so that we can attempt to ensure your instructions are followed.

How should I vote?

We recommend that you vote “FOR” each of the five Nominees and “WITHHOLD” on each of the Company Nominees on the BLUE universal proxy card. We make no recommendation on Proposal 2 or Proposal 3. Brancous, Black Mountain, and Mr. Fleiss intend to vote all of their shares “FOR” each of the Nominees.

What should I do if I receive a proxy card from the Company?

You may receive proxy materials from the Company, including a proxy card. We are not responsible for the accuracy of any information in materials furnished by or on behalf of the Company. We urge you to discard any proxy card sent to you by the Company. Returning a Company proxy card—even one marked “WITHHOLD” on Company Nominees—will revoke any earlier BLUE universal proxy card you submitted, because only your latest-dated proxy counts. Rule 14a-19 requires the Company’s proxy card to list all duly nominated candidates, including the Nominees. The Company has said, however, that it considers our nominations invalid, and it may omit the Nominees from its card. To be sure your votes for the Nominees are counted, please use only the BLUE universal proxy card. If you have already returned a Company proxy card, you may change your vote by signing, dating and returning a later-dated BLUE universal proxy card.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•signing, dating and returning a later-dated BLUE universal proxy card (or a later-dated Company proxy card), or submitting a later-dated vote by internet or telephone;

•delivering a written notice of revocation to the Secretary of the Company at Braemar Hotels & Resorts Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254; or

•attending the Annual Meeting and voting. Attending the Annual Meeting will not by itself revoke a proxy.

If your shares are held in street name, follow the instructions provided by your broker, bank or other nominee. Although a revocation is effective if delivered to the Company, we request that you also send a copy to InvestorCom LLC at 19 Old Kings Highway S., Suite 130, Darien, Connecticut 06820, so that we are aware of all revocations.

What constitutes a quorum?

Under Article I, Section 6 of the Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter constitutes a quorum. For any matter proposed by the Board at an annual meeting called by the Board, however, the quorum is one-third of all the votes entitled to be cast on that matter. Shares voted “WITHHOLD” or “ABSTAIN” count as present for purposes of determining a quorum.

What vote is required to approve each proposal?

Proposal 1. Directors are elected by a plurality of the votes cast in a contested election. “WITHHOLD” votes and broker non-votes, if any, will have no effect on the outcome. See “Proposal 1—Election of Directors—Vote required.”

Proposal 2 and Proposal 3. Each requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, are not votes cast and will have no effect.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because it lacks discretionary authority and has not received instructions. Because we are soliciting proxies in opposition to the Board, brokers that deliver our proxy materials to their clients will not have discretionary authority to vote on any proposal at the Annual Meeting. If you hold your shares in street name and do not give voting instructions, your shares will not be voted on any proposal. Please instruct your broker using the BLUE voting instruction form.

What happens if the Company refuses to recognize the Nominees?

The Company has stated that it considers Brancous’s nominations invalid. Under Article I, Section 11(c)(2) of the Bylaws, the chairman of the Annual Meeting has the power to determine whether a nomination was made in accordance with Article I, Section 11 of the Bylaws, and only individuals nominated in accordance with that Section are eligible for election. Brancous believes its nominations were properly made and intends to take all appropriate action, including seeking relief from a court of competent jurisdiction, to ensure that stockholders may vote for the Nominees. If the Company’s position were to prevail, votes cast for the Nominees would be disregarded, while votes cast on the BLUE universal proxy card for any Company Nominee would continue to be counted.

Separately, Article I, Section 11(c)(4) of the Bylaws provides that if a stockholder that has given notice under Rule 14a-19(b) later fails to comply with Rule 14a-19, the Company will disregard any proxies or votes solicited for that stockholder’s nominees. Brancous has complied and intends to continue to comply with Rule 14a-19, and will provide reasonable evidence of its compliance if the Company requests it.

Do I have appraisal rights?

No. Stockholders do not have appraisal or dissenters’ rights with respect to any matter to be acted on at the Annual Meeting.

Where can I find the voting results?

The Company is required to report the final voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

What is householding?

SEC rules permit brokers and banks to deliver a single proxy statement to two or more stockholders who share an address. Because this is a contested solicitation, we understand that brokers and banks will not household our proxy materials. If you would like additional copies of this Proxy Statement, please contact InvestorCom LLC at (877) 972-0090.

SOLICITATION OF PROXIES

Brancous and the other Participants are soliciting proxies. Proxies may be solicited by mail, telephone, e-mail and other electronic means, and in person, and through advertisements, press releases and website postings. Mr. Malbran and the other Nominees may solicit proxies but will not receive any additional compensation for doing so. Brancous will ask banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the shares they hold of record, and will reimburse them for their reasonable out-of-pocket expenses in doing so.

Brancous has retained InvestorCom LLC (“InvestorCom”) to provide solicitation and advisory services in connection with this solicitation, for a fee not to exceed $100,000, plus reimbursement of reasonable out-of-pocket expenses. Brancous has agreed to indemnify InvestorCom against certain liabilities and expenses, including certain liabilities under the federal securities laws. InvestorCom will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders, and expects to use approximately 25 persons in the solicitation.

Brancous is bearing the entire expense of this solicitation. Costs related to the solicitation, including expenditures for attorneys, the proxy solicitor, printing, mailing and related expenses, are currently estimated to be approximately $250,000, excluding the costs of the litigation described in this Proxy Statement and of any litigation that may result from the nominations. Brancous estimates that through the date of this Proxy Statement it has incurred approximately no such expenses yet. Brancous intends to seek reimbursement from the Company of the expenses it incurs in connection with the solicitation. It does not intend to submit the question of such reimbursement to a vote of the Company’s stockholders unless otherwise required by law.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Participants in this solicitation are Brancous, Brancous GP, Mr. Malbran and each of the other Nominees.

Brancous is a limited partnership organized under the laws of Ontario, Canada. Its principal business is investing in securities. Its investment strategy is to make concentrated, long-term investments in publicly traded companies that it believes are undervalued and to engage actively with their boards and management to improve governance and realize value for all stockholders. Its principal business address is 56A Mill St E, Unit #290, Acton, Ontario L7J 1H3, Canada. Mr. Malbran is its Managing Partner and controlling person. Brancous GP is the general partner of Brancous. Its principal business is serving as the general partner of Brancous, and its principal business address is 56A Mill St E, Unit #290, Acton, Ontario L7J 1H3, Canada. The present principal occupation and business address of each Nominee are set forth under “Proposal 1—Election of Directors.”

Black Mountain Partners Limited (“Black Mountain”), 1 Knightsbridge Green, London SW1X 7QA, United Kingdom, an investment company of which Mr. Corlette is Founder and Managing Partner, is an associate of Mr. Corlette and holds the shares of Common Stock that Mr. Corlette beneficially owns. Brancous, Brancous GP and Mr. Malbran are associates of one another. Information about the Participants’ ownership of, and transactions in, Company securities is set forth in Annex I.

Except as set forth in this Proxy Statement (including Annex I): (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or associate of a Participant was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or associate of a Participant has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted on at the Annual Meeting, other than Brancous’s, Brancous GP’s and Mr. Malbran’s interests as stockholders and each Nominee’s interest in his own election.

The Acquisition Proposals described under “Background of the Solicitation” were not accepted by the Company. They did not result in any agreement or transaction and have been withdrawn.

With respect to each Nominee, except as set forth in this Proxy Statement: (a) none of the events enumerated in Item 401(f)(1)–(8) of Regulation S-K occurred during the past ten years; (b) there are no relationships involving the Nominee or any of his associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had he been a director of the Company; and (c) neither the Nominee nor any of his associates received any compensation from the Company during its last completed fiscal year, or was subject to any other compensation arrangement described in Item 402 of Regulation S-K.

ADDITIONAL INFORMATION

Under Rule 14a-5(c) under the Exchange Act, we have omitted from this Proxy Statement certain disclosure required by applicable law that is expected to be included in the Company’s proxy statement for the Annual Meeting. That disclosure includes information about the Company Nominees; securities of the Company beneficially owned by its directors, director nominees and management; beneficial owners of more than 5% of the Company’s voting securities; the committees of the Board; the compensation of the Company’s directors and executive officers; the Company’s independent registered public accounting firm; and the procedures for submitting stockholder proposals and director nominations for the Company’s 2027 annual meeting. Stockholders should refer to the Company’s proxy statement for the information required by Item 7 of Schedule 14A with regard to the Company Nominees. Stockholders can access the Company’s proxy statement, and any other relevant documents the Company files with the SEC, without cost on the SEC’s website at www.sec.gov. If the Company has not filed its definitive proxy statement by the time we first send this Proxy Statement, we will supplement this Proxy Statement as necessary.

The information in this Proxy Statement concerning the Company has been taken from, or is based on, documents and records on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company in this Proxy Statement are inaccurate or incomplete, we have not independently verified that information, and we take no responsibility for the accuracy or completeness of information in the Company’s filings.

This Proxy Statement contains forward-looking statements, including statements about Brancous’s priorities for the Board and the effects of the election of the Nominees. These statements reflect Brancous’s current views, involve risks and uncertainties, and are not guarantees of future events. Actual results may differ materially. Brancous undertakes no obligation to update forward-looking statements except as required by law.

This Proxy Statement and all other solicitation materials in connection with this solicitation are available without charge on the SEC’s website at www.sec.gov.

CONCLUSION

We urge you to consider the information in this Proxy Statement carefully and to support our Nominees by signing, dating and returning the enclosed BLUE universal proxy card today.

Thank you for your support.

BRANCOUS, LP1

BRANCOUS INVESTMENTS CORP.

ALEJANDRO MALBRAN

OLIVER CORLETTE

RONALD DAVIES

ANDREW FLEISS

MICHAEL LITWIN

October 14, 2026

ANNEX I

INFORMATION CONCERNING THE PARTICIPANTS

Beneficial Ownership

The following table sets forth the shares of Common Stock beneficially owned by each Participant as of the date of this Proxy Statement. Percentages are based on 68,679,318 shares of Common Stock outstanding as of August 4, 2026, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026.

Participant	Shares of Common Stock Beneficially Owned	Percent of Class
Brancous, LP1 (1)	650,010	0.9%
Alejandro Malbran (2)	650,010	0.9%
Brancous Investments Corporation (2)	650,010	0.9%
Oliver Corlette (3)	67,841	0.1%
Andrew Fleiss (4)	40,000	0.1%
Ronald Davies	—	—
Michael Litwin	—	—
All Participants (5)	757,851	1.1%

(1) Brancous holds 10 shares of record in its own name and 650,000 shares in street name through Interactive Brokers LLC, Two Pickwick Plaza, Greenwich, Connecticut 06830. Brancous has sole voting and dispositive power over all 650,010 shares.

(2) Neither Brancous GP nor Mr. Malbran owns any shares directly. Brancous GP, as the general partner of Brancous, and Mr. Malbran, as Managing Partner and controlling person of Brancous, may each be deemed under Rule 13d-3 under the Exchange Act to beneficially own the 650,010 shares held by Brancous.

(3) All of these shares are held by Black Mountain, of which Mr. Corlette is Founder and Managing Partner: 10 shares in Black Mountain’s record name through Computershare, the Company’s transfer agent; 10 shares in Black Mountain’s record name through EFG Private Bank, Park House, 116 Park Street, London W1K 6AP, United Kingdom; and 67,821 shares in street name through Interactive Brokers (U.K.) Limited, 20 Fenchurch Street, London EC3M 3BY, United Kingdom. Mr. Corlette owns no shares directly.

(4) Held in street name through Fidelity Brokerage Services LLC, 900 Salem Street, Smithfield, Rhode Island 02917.

(5) The Participants may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act. Such a group would be deemed to beneficially own the 757,851 shares beneficially owned in the aggregate by the Participants. Each Participant disclaims beneficial ownership of shares he or it does not directly own, except to the extent of his or its pecuniary interest in them.

No Participant owns any other class or series of securities of the Company or of any parent or subsidiary of the Company. No part of the purchase price or market value of any of the shares described above is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding them.

Transactions in Company Securities During the Past Two Years

The following tables set forth all purchases and sales of securities of the Company by the Participants and their associates during the past two years. Unless otherwise indicated, all transactions were effected in the open market, and amounts are aggregated by trade date. Sales are shown in parentheses.

Brancous, LP1—Common Stock

Trade Date	Nature of Transaction	Number of Shares
10/25/2024	Purchase	1,000
11/06/2024	Purchase	75
11/07/2024	Purchase	3,000
12/03/2024	Sale	(2,500)
01/10/2025	Purchase	320
01/17/2025	Purchase	5,000
01/27/2025	Purchase	105
02/04/2025	Purchase	2,000
02/28/2025	Purchase	5,000
04/04/2025	Purchase	1,000
04/24/2025	Purchase	4,000
10/09/2025	Sale	(7,700)
11/18/2025	Sale	(4,000)
12/05/2025	Sale	(2,300)
02/27/2026	Purchase	4,000
04/10/2026	Sale	(9,000)
06/08/2026	Sale	(5,400)
06/22/2026	Sale	(2,000)
08/25/2026	Sale	(5,000)
09/24/2026	Sale	(38,600)

Brancous, LP1—Listed options on Common Stock

Each option contract represents 100 shares of Common Stock.

Date	Transaction	Contracts
10/18/2024	Purchase of call options (strike $2.50; expiring 01/17/2025)	50
11/01/2024	Sale (writing) of put options (strike $2.50; expiring 01/17/2025)	(55)
11/07/2024	Purchase of put options to close (strike $2.50; expiring 01/17/2025)	55
01/10/2025	Sale of call options to close (strike $2.50; expiring 01/17/2025)	(50)
02/03/2025	Purchase of call options (strike $2.50; expiring 04/17/2025)	10
04/17/2025	Expiration of call options (strike $2.50)	(10)
05/13/2025	Purchase of call options (strike $2.50; expiring 07/18/2025)	200
07/18/2025	Expiration of call options (strike $2.50)	(200)

Neither Brancous GP nor Mr. Malbran has directly purchased or sold any securities of the Company during the past two years. The transactions of Brancous may be attributed to each of them.

Black Mountain Partners Limited (associate of Mr. Corlette)

Trade Date	Nature of Transaction	Number of Shares or Contracts
10/24/2024	Common Stock — Purchase	10,267
10/25/2024	Common Stock — Purchase	104,188
10/28/2024	Preferred stock (IB symbol “BHR PRD”) — Purchase	6,800
10/29/2024	Preferred stock (IB symbol “BHR PRD”) — Sale	(5)
10/29/2024	Call options (strike $2.50; expiring 04/17/2025) — Purchase	1
10/30/2024	Call options (strike $2.50; expiring 04/17/2025) — Purchase	130
10/31/2024	Call options (strike $2.50; expiring 04/17/2025) — Purchase	200
11/01/2024	Common Stock — Purchase	35,000
11/04/2024	Common Stock — Purchase	20,000
11/04/2024	Preferred stock (IB symbol “BHR PRD”) — Sale	(5)
11/06/2024	Preferred stock (IB symbol “BHR PRD”) — Sale	(295)
11/08/2024	Preferred stock (IB symbol “BHR PRD”) — Sale	(6,200)
11/11/2024	Common Stock — Purchase	20,000
11/14/2024	Common Stock — Purchase	50,000
01/13/2025	Common Stock — Purchase	109,000
01/13/2025	Preferred stock (IB symbol “BHR PRD”) — Sale	(295)
01/30/2025	Common Stock — Purchase	5,000

02/05/2025	Common Stock — Purchase	10,000
02/07/2025	Common Stock — Purchase	1,145
02/27/2025	Common Stock — Purchase	14,000
03/06/2025	Call options (strike $2.50; expiring 04/17/2025) — Sale	(331)
03/07/2025	Common Stock — Sale	(205,000)
03/27/2025	Common Stock — Purchase	12,000
04/01/2025	Common Stock — Purchase	20,000
04/02/2025	Common Stock — Purchase	10,000
04/03/2025	Common Stock — Purchase	10,000
04/04/2025	Common Stock — Purchase	25,000
04/07/2025	Common Stock — Purchase	50,000
04/09/2025	Common Stock — Purchase	10,000
04/10/2025	Common Stock — Purchase	2,000
04/11/2025	Common Stock — Purchase	32,754
04/23/2025	Common Stock — Purchase	10,000
04/29/2025	Common Stock — Purchase	20,000
05/02/2025	Common Stock — Purchase	1,600
05/13/2025	Common Stock — Purchase	20,000
05/15/2025	Common Stock — Purchase	10,000
06/23/2025	Common Stock — Sale	(50,000)
07/17/2025	Common Stock — Sale	(7,029)
08/01/2025	Common Stock — Purchase	20,000
08/27/2025	Common Stock — Sale	(150,000)
11/07/2025	Common Stock — Sale	(6,835)
11/10/2025	Common Stock — Sale	(145,249)
11/19/2025	Call options (strike $2.50; expiring 12/19/2025) — Purchase	110
11/24/2025	Call options (strike $2.50; expiring 12/19/2025) — Purchase	100
12/18/2025	Call options (strike $2.50; expiring 12/19/2025) — Sale	(210)
01/29/2026	Call options (strike $2.50; expiring 07/17/2026) — Purchase	74
01/29/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	575
02/09/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1,000
02/10/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	500
02/11/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	500
02/24/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	500
03/16/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1
03/17/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1

03/18/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1
03/19/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1
03/20/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	1
03/23/2026	Call options (strike $5.00; expiring 07/17/2026) — Purchase	995
07/17/2026	Call options (strike $2.50; expiring 07/17/2026) — Expiration	(74)
07/17/2026	Call options (strike $5.00; expiring 07/17/2026) — Expiration	(4,075)

Quantities shown for call options are numbers of option contracts. Each option contract represents 100 shares of Common Stock. The call options expiring 07/17/2026 expired unexercised.

On June 6, 2025, 10 shares of Common Stock were withdrawn from the Depository Trust Company and registered in Black Mountain’s name with Computershare. On June 20, 2025, 10 shares of Common Stock were transferred into Black Mountain’s account at EFG Private Bank.

Andrew Fleiss—Common Stock

Trade Date	Nature of Transaction	Number of Shares
01/16/2025	Purchase	5,000
01/17/2025	Purchase	15,000
01/23/2025	Purchase	10,000
05/08/2025	Purchase	10,000

Messrs. Davies and Litwin have not purchased or sold any securities of the Company during the past two years.

IMPORTANT

Tell the Board what you think. YOUR VOTE IS IMPORTANT, no matter how many or how few shares you own. Please vote “FOR” each of the five Nominees by:

•SIGNING the enclosed BLUE universal proxy card;

•DATING the enclosed BLUE universal proxy card; and

•MAILING the enclosed BLUE universal proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares are held in the name of a broker, bank or other nominee, only that institution can vote your shares, and only on your specific instructions. Depending on your nominee, you may be able to vote by toll-free telephone or by internet; follow the instructions on the enclosed BLUE voting instruction form. To make sure your shares are voted, you should also contact the person responsible for your account and instruct that a BLUE voting instruction form be issued for your shares.

If you sign and return the BLUE universal proxy card without marking any vote on Proposal 1, your shares will be voted “FOR” each of the five Nominees and “WITHHOLD” on each of the Company Nominees.

After you sign the BLUE universal proxy card, DO NOT SIGN OR RETURN ANY PROXY CARD SENT BY THE COMPANY, even to vote “WITHHOLD” on the Company Nominees, unless you intend to change your vote. Only your latest-dated proxy counts.

If you have already signed and returned a proxy card sent by the Company, you have every right to change your vote. You may revoke that proxy by signing, dating and mailing a later-dated BLUE universal proxy card in the postage-paid envelope provided, or by voting by telephone or internet. You may also revoke any proxy at any time before the Annual Meeting by delivering a written notice of revocation or a later-dated proxy to the Secretary of the Company, or by voting at the Annual Meeting. Attending the Annual Meeting will not by itself revoke a proxy.

If you have any questions about this Proxy Statement, would like additional copies, or need help voting your shares, please contact our proxy solicitor:

InvestorCom LLC

19 Old Kings Highway S., Suite 130, Darien, Connecticut 06820

Stockholders call toll-free: (877) 972-0090 | Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED OCTOBER 14, 2026

BLUE UNIVERSAL PROXY CARD

BRAEMAR HOTELS & RESORTS INC.

2026 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF BRANCOUS, LP1 AND THE OTHER PARTICIPANTS IN ITS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF BRAEMAR HOTELS & RESORTS INC. IS NOT SOLICITING THIS PROXY

P  R  O  X  Y

The undersigned appoints Alejandro Malbran and John Glenn Grau, and each of them, as attorneys and agents with full power of substitution, to vote all shares of common stock, Series E Redeemable Preferred Stock and Series M Redeemable Preferred Stock of Braemar Hotels & Resorts Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2026 Annual Meeting of Stockholders of the Company to be held on December 21, 2026, and at any adjournment, postponement, continuation or rescheduling of that meeting and any other meeting held in lieu of it (the “Annual Meeting”). The proxies may vote on the matters set forth on the reverse side and, in their discretion, on any other matter that may properly come before the Annual Meeting that is unknown to Brancous, LP1 a reasonable time before this solicitation, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934.

The undersigned revokes any other proxy previously given to vote or act with respect to such shares, and ratifies and confirms all action that the proxies, their substitutes, or any of them may lawfully take under this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED. IF YOU SIGN AND RETURN THIS PROXY CARD WITHOUT MARKING ANY VOTE ON PROPOSAL 1, IT WILL BE VOTED “FOR” EACH OF THE FIVE BRANCOUS NOMINEES AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES. None of the matters to be voted on is conditioned on the approval of any other matter.

This proxy will be valid until the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BLUE UNIVERSAL PROXY CARD

☒  Please mark your vote as in this example. Fill in voting boxes in black or blue ink.

BRANCOUS, LP1 RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FIVE BRANCOUS NOMINEES AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES IN PROPOSAL 1.

YOU MAY VOTE “FOR” UP TO FIVE NOMINEES IN TOTAL. YOU MAY VOTE “FOR” FEWER THAN FIVE NOMINEES, IN WHICH CASE YOUR SHARES WILL BE VOTED “FOR” ONLY THE NOMINEES YOU HAVE MARKED. IF YOU VOTE “FOR” MORE THAN FIVE NOMINEES, ALL OF YOUR VOTES ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED. IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING ANY VOTE ON PROPOSAL 1, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE FIVE BRANCOUS NOMINEES AND “WITHHOLD” ON EACH OF THE COMPANY NOMINEES.

1.  Election of five directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Brancous Nominees	FOR	WITHHOLD
Oliver Corlette	☐	☐
Ronald Davies	☐	☐
Andrew Fleiss	☐	☐
Michael Litwin	☐	☐
Alejandro Malbran	☐	☐

Company Nominees	FOR	WITHHOLD
[Company Nominee]	☐	☐
[Company Nominee]	☐	☐
[Company Nominee]	☐	☐
[Company Nominee]	☐	☐
[Company Nominee]	☐	☐

2.  Ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

3.  Advisory vote to approve the compensation of the Company’s named executive officers.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

DATED: ______________________________, 2026

______________________________________________

(Signature)

______________________________________________

(Signature, if held jointly)

______________________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER FIDUCIARIES SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN FULL CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED OFFICER OR PERSON. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD.